InCard Technologies

NEWS RELEASE

Steven R. Delcarson Named CEO and President of Innovative Card Technologies

The former managing director of New Horizons Computer Learning Center brings proven track record of revenue growth and business expansion to capitalize on increased market demand for one-time passcode ICT DisplayCard; concurrent Board of Directors shift emphasizes leadership in technology innovation

Los Angeles, CA – September 27, 2007 – Innovative Card Technologies, Inc. (NASDAQ: INVC), developers of the breakthrough ICT DisplayCard security device for e-banking, e-commerce and data access, today announced that Steven R. Delcarson was named Chief Executive Officer and President. Delcarson replaces John A. Ward, III, as CEO; Ward is also stepping down as Chairman, but will continue to serve on the company's Board of Directors. The company's founder and visionary, Alan Finkelstein, former President, will serve as Chief Strategic Officer and remain a Director. Donald Joyce, Deputy Director of the Argonne National Laboratory, and an InCard board member since April of 2003, will serve as non-executive Chairman.

The executive shift comes at a time of early market adoption of the company's one-time passcode ICT DisplayCard. InCard's flagship product is currently in tests at six major financial institutions worldwide including the U.S.

A seasoned CEO, Delcarson comes to InCard most recently from New Horizons Computer Learning Centers, where he served as Managing Director of the Franchising Division from 2004 until February of this year. Under Delcarson's leadership, New Horizons expanded distribution from 251 offices in 50 countries to the present 286 offices in 56 countries, and was named by IDC as the world's largest independent IT training company in 2006.

"We're very excited to have Steve come onboard at this key growth juncture for the company. Steve's success in building solid revenue and business growth domestically and overseas is based on teamwork, discipline, integrity, and maintaining a positive corporate culture," said Ward. "He is the ideal candidate to lead the company during this time of rapid product commercialization."

Delcarson's previous experience also includes serving as CEO, COO, President, Founder and Director of Productivity Point International, a corporate IT learning service, over the course of nine years. Through encouraging business growth and implementing complex IT systems projects around the globe, Delcarson has gained extensive expertise in international business and large-scale technical systems integrations. Delcarson received his MBA from Southern Methodist University and is a member of the World President's Association.

"Innovative Card Technologies is an ideal business opportunity. It combines revolutionary technology and security with a breakthrough product and ideal market position," said Delcarson. "I am honored to work with this stellar team and our strong lineup of business partners. I am very excited that the ICT DisplayCard is in numerous, significant tests worldwide, and, as Chief Executive Officer, I plan to execute the company's business model and to lead InCard to the realization of its expansive market potential."

Chairing InCard's Board of Directors will be one of its founding members, Don Joyce. Dr. Joyce is currently the Deputy Director of Argonne National Laboratory, a Department of Energy facility focused on energy, physics, chemistry, and biology research and managed by the University of Chicago. Dr Joyce has more than 20 years of experience in technology and business development, and served as President of Muhlbauer Inc., an equipment supplier to the smart card and semiconductor industry. Dr Joyce received his PhD in Physics from the College of William and Mary and a BA in Physics from the University of Colorado.

"I have been proud to serve as a Director of InCard for the past four years, and am honored to be chosen for the post of Chairman during this period of intensive technology commercialization," said Dr Joyce. "The board is very pleased to have Steve in place as CEO, and to continue to benefit from the contributions of both banking veteran John A. Ward, III and visionary Alan Finkelstein."

About Innovative Card Technologies
Innovative Card Technologies (NASDAQ: INVC) was founded in 1993 to add functionalities to payment cards. InCard's suite of ICT DisplayCards enable dual-factor authentication in a convenient card form. The cards can be configured to offer RFID physical access or payment capabilities, and feature a screen powered by an integrated

battery, circuit, and switch. This screen displays a one-time password to verify the presence of the card during online and voice transactions or data systems login. www.incardtech.com.

Marketing Manager	Public Relations	Investor Relations
Stephanie Edwards	Susan Roush	Jose Castaneda
310-312-0700, stephanie@incardtech.com	818-222-8330, pr@incardtech.com	720-733-0052, ir@incardtech.com